Exhibit 99.1

Alder BioPharmaceuticals Reports First Quarter 2016 Financial and Operating Results

- Robust Clinical Results Support Continued Advancement of Accelerated ALD403 Development Program-

BOTHELL, Wash., Apr. 28, 2016 – Alder BioPharmaceuticals, Inc. (NASDAQ: ALDR), a clinical-stage biopharmaceutical company developing monoclonal antibody therapeutics, today provided a corporate update and reported its financial results for the first quarter ended March 31, 2016.

“Since we set forth our accelerated development program last year, we continue to leverage our positive clinical data to advance ALD403 for migraine prevention,” said Randall C. Schatzman, Ph.D., president and chief executive officer of Alder. “Our clinical trial results to date continue to support ALD403 as a potential best-in-class therapeutic with robust and immediate migraine prevention in a single, infrequent, quarterly administration. We are continuing to advance the ALD403 development program and expect to achieve additional key milestones during the remainder of 2016, including the announcement of 24-week data from our Phase 2b study in chronic migraine in the third quarter and the initiation of additional trials later in the year. We expect our strong cash position, which was bolstered by our recent successful equity financing, will enable us to execute our pivotal trial program through data readouts and to invest in manufacturing and commercialization preparedness.”

Recent Pipeline and Corporate Highlights

ALD403 – Pivotal-stage monoclonal antibody candidate inhibiting the calcitonin gene-related peptide (CGRP) and being evaluated for migraine prevention

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Reported positive top-line data in the 600-patient Phase 2b double-blind, placebo-controlled, randomized, single infusion, dose-ranging clinical trial of ALD403 evaluating patients with chronic migraine. The data demonstrated that ALD403 acted rapidly to prevent migraine over the entire 12-week study period, meeting both primary and secondary efficacy endpoints.

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Reported data from a Phase 1 placebo-controlled, randomized, multi-dose, quarterly-dosing study comparing the intravenous, subcutaneous and intramuscular routes of administration in healthy volunteers. The data demonstrated that the pharmacokinetics and pharmacodynamics of ALD403 support a quarterly, single-injection dosing strategy by all modes of administration.

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Additional results, including future analyses of additional secondary endpoints, from both of these trials are expected to be presented at upcoming medical meetings and published in peer-reviewed medical journals.

ALD1613 —Monoclonal antibody candidate inhibiting adrenocorticotropic hormone (ACTH) for the treatment of congenital adrenal hyperplasia and Cushing’s disease

•	ALD1613 is currently undergoing preclinical studies to enable an Investigational New Drug (IND) submission in 2016.

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Presented preclinical data at the Endocrine Society's 98th Annual Meeting in Boston, Mass., demonstrating that ALD1613 inhibits ACTH-induced cortisol secretion in a mouse adrenal cell line in vitro; results in a rapid and durable reduction of plasma corticosterone levels when administered in rats with artificially elevated ACTH; and demonstrates stable and durable reductions in plasma cortisol levels in non-human primates.

Corporate

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Completed a public offering in April 2016 of 6,182,795 shares of Alder’s common stock at a public offering price of $23.25 per share. Net proceeds, after underwriting discounts and commissions and estimated offering expenses, were approximately $134.6 million.

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Announced senior appointments of industry veterans to strengthen and expand Alder’s leadership team to support the advancement of ALD403 toward future commercialization: James B. Bucher, J.D., as senior vice president & general counsel, Mary Tou as vice president of commercial strategy, Annette Vahratian as vice president of quality and David A. Walsey as vice president of corporate communications.

Expected Upcoming Events and Milestones

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Announce top-line 24-week data from the 600-patient Phase 2b double-blind, randomized, placebo-controlled, dose-ranging clinical trial of ALD403 in chronic migraine patients in the third quarter of 2016.

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Initiate PROMISE 2 (PRevention Of Migraine via Intravenous ALD403 Safety and Efficacy 2) in patients with chronic migraine as the second pivotal clinical trial intended to support a Biologics License Application (BLA) submission to the U.S. Food and Drug Administration (FDA) for ALD403 in the second half of 2016.

•	Initiate late-stage clinical development of a formulation of ALD403 suitable for self-administration later in 2016.
•	Submit an IND application to the FDA for ALD1613 in the second half of 2016.
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Announce top-line data from PROMISE 1 (PRevention Of Migraine via Intravenous ALD403 Safety and Efficacy 1), our first pivotal trial for ALD403, in the first half of 2017. PROMISE 1 is evaluating patients with frequent episodic migraine.

First Quarter 2016 Financial Results

For the quarter ended March 31 in each of 2016 and 2015, Alder did not record any revenues.

Research and development expenses for the quarter ended March 31, 2016, totaled $27.6 million, compared to $11.0 million for the same period in 2015. The increase in spending was primarily due to the ALD403 development program, and consisted of costs related to the PROMISE 1 and other ongoing clinical trials and manufacturing costs of drug supplies in support of existing and planned pivotal clinical trials.  In addition, Alder incurred costs for IND-enabling activities for ALD1613 and increased compensation costs due to an increase in Alder’s research and development headcount to support our pivotal trial program for ALD403.

General and administrative expenses for the quarter ended March 31, 2016, totaled $6.0 million, compared to $3.7 million for the same period in 2015. The increase was primarily due to compensation costs as a result of an increase in stock-based compensation and general and administrative headcount, as well as increases in market research and other administrative costs.

Net loss for the quarter ended March 31, 2016, totaled $33.4 million, or $0.76 per share, compared to a net loss of $14.7 million, or $0.40 per share, on a fully-diluted basis, for the same period in 2015.

As of March 31, 2016, Alder had $353.3 million in cash, cash equivalents and investments, compared to $381.0 million as of December 31, 2015.

Conference Call and Webcast

Alder will host a conference call today at 5:00 p.m. ET to discuss these financial results and provide a general business update. The live call may be accessed by dialing (877) 430-4657 for domestic callers or (484) 756-4339 for international callers, and providing conference ID number 87888909. The webcast will be broadcast live on the Events & Presentations page of the Investors section of Alder’s website at www.alderbio.com and will be available for replay following the call for 30 days.

About Alder BioPharmaceuticals, Inc.

Alder BioPharmaceuticals, Inc. is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. ALD403, Alder's lead pivotal-stage product candidate being evaluated for migraine prevention, is a genetically engineered monoclonal antibody that inhibits calcitonin gene-related peptide (CGRP). CGRP is a small protein with a well-established role in the initiation, transmission and heightened sensitivity to migraine pain. Alder's second program, ALD1613, targets adrenocorticotropic hormone (ACTH) and is intended for the treatment of congenital adrenal hyperplasia and Cushing's disease. ALD1613 is undergoing Investigational New Drug (IND)-enabling preclinical studies, and an IND submission is planned for 2016. Additionally, Alder's clazakizumab is designed to block the pro-inflammatory cytokine IL-6 and has completed two successful Phase 2b clinical trials. Alder is seeking strategic opportunities for clazakizumab. For more information, please visit http://www.alderbio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements relating to: the continued development and clinical, therapeutic and commercial potential of ALD403, ALD1613 and clazakizumab; the achievement of future milestones; Alder’s cash position and the expected use and sufficiency of Alder’s cash resources; future regulatory filings; the initiation of future clinical trials and studies; the availability of clinical trial data; and the pursuit of strategic opportunities for clazakizumab. Words such as “support,” “continue,” “advance,” “potential,” “expect,” “will,” “enable,” “upcoming,” “milestones,” “announcing,” “initiating,” “submitting,” "intended," "planned," "seeking," or other similar expressions, identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements in this press release are based upon Alder's current plans, assumptions, beliefs, expectations, estimates and projections, and involve substantial risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements due to these risks and uncertainties as well as other factors, which include, without limitation: risks related to the potential failure of ALD403, ALD1613 and clazakizumab to demonstrate safety and efficacy in clinical testing; the availability of data at the expected times; the clinical, therapeutic and commercial value of ALD403, ALD1613 and clazakizumab; risks and uncertainties related to regulatory review and approval processes and Alder's compliance with applicable legal and regulatory requirements; the uncertain timing and level of expenses associated with the development of ALD403, ALD1613 and clazakizumab; the sufficiency of Alder's capital and other resources; market competition; changes in economic and business conditions; and other factors discussed under the caption "Risk Factors" in Alder's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, which was filed with the Securities and Exchange Commission (SEC) on April 28, 2016, and is available on the SEC's website at www.sec.gov. Additional information will also be set forth in Alder's other reports and filings it will make with the SEC from time to time.  The forward-looking statements made in this press release speak only as of the date of this press release.  Alder expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Alder's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)
	March 31,	December 31,
	2016	2015

Cash, cash equivalents and investments	$353,257	$381,012
Prepaid expenses and other assets	19,095	19,015
Total assets	$372,352	$400,027

Total liabilities	$14,701	$12,510
Total stockholders’ equity	357,651	387,517
Total liabilities and stockholders’ equity	$372,352	$400,027

Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2016	2015

Revenues
Collaboration and license agreements	$—	$—
Operating expenses
Research and development	27,647	11,035
General and administrative	6,045	3,677
Total operating expenses	33,692	14,712
Loss from operations	(33,692)	(14,712)
Other income, net	329	59
Net loss	$(33,363)	$(14,653)
Net loss per share - basic and diluted	$(0.76)	$(0.40)
Weighted average number of common shares used in net loss per share - basic and diluted	43,753,517	36,903,483

Media Contact:	Investor Relations Contact:
David Schull or Lena Evans	David Walsey
Russo Partners, LLC	Alder BioPharmaceuticals, Inc.
(212) 845-4271	(425) 408-8032
(212) 845-4262	ir@alderbio.com
david.schull@russopartnersllc.com
lena.evans@russopartnersllc.com